UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1

TO
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Inktomi Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3238130
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

4100 E. Third Avenue, Foster City, California	94404
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [x]

Securities Act registration statement file number to which this form relates:

None
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

None

(Title of class)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits.
SIGNATURE
EXHIBIT 4.2

     The undersigned registrant hereby amends its Registration Statement on Form 8-A by adding the information set forth below.

Item 1. Description of Registrant’s Securities to be Registered

     Effective December 22, 2002, Inktomi Corporation (the “Company”) and Wells Fargo Shareowners Services (“Wells Fargo”), executed an Amendment to the Rights Agreement, dated as of December 22, 2002, between the Company and Wells Fargo (the “Amendment”), amending the Rights Agreement, dated as of August 10, 2000, between the Company and Wells Fargo, as Rights Agent (the “Rights Agreement”), to provide that:

Yahoo! Inc., a Delaware corporation (“Parent”), December 2002 Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and their affiliates and associates, shall not be deemed to be an “Acquiring Person” solely by virtue of executing, or acquiring shares of common stock of the Company, par value $0.001 per share (“Common Shares”) pursuant to, (i) that certain Agreement and Plan of Merger, dated as of December 22, 2002, by and among the Company, Parent and Merger Sub (the “Merger Agreement”), (ii) the Merger, (iii) the Voting Agreements, dated as of December 22, 2002, by and among Parent, Merger Sub and certain stockholders of the Company (the “Voting Agreements”), or (iv) the consummation of other transactions contemplated in the Merger Agreement or the Voting Agreements, or pursuant to a transfer of Common Shares, to a direct or indirect wholly owned subsidiary of one or more such persons (each of the foregoing, an “Exempt Event”); and that no Exempt Event shall cause a Distribution Date, a Redemption Date, a Section 11(a)(ii) Trigger Date, a Section 13 Event, a Shares Acquisition Date or a Triggering Event (each as defined in the Rights Agreement).

     This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment to the Rights Agreement, which is attached hereto as Exhibit 4.2 and incorporated herein by reference.

2

Item 2. Exhibits.

     4.2. Amendment No. 1 to the Rights Agreement, dated as of December 22, 2002 between Inktomi Corporation and Wells Fargo Shareowners Services.

3

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

INKTOMI CORPORATION

Date: December 23, 2002	By:	/s/ RANDY GOTTFRIED

Name: Randy Gottfried
Title: Senior Vice President and Chief Financial Officer

4